Filed pursuant to Rule 433

March 28, 2006

Relating to

Prospectus Supplement dated March 28, 2006 to

Prospectus dated July 13, 2004

Registration Statement No. 333-115997

Reckson Operating Partnership, L.P.

$275,000,000 6.000% Senior Notes due March 31, 2016

Final Term Sheet

Issuer:	Reckson Operating Partnership, L.P.

Principal Amount:	$275,000,000

Type:	SEC Registered – Registration Statement No. 333-115997

Coupon:	6.000%

Issue Price:	99.857%

Underwriters’ Commission:	0.650%

Net Proceeds to Issuer:	$272,819,250

Pricing Date:	March 28, 2006

Settlement Date:	March 31, 2006 (T+3)

Maturity Date:	March 31, 2016

Specified Currency:	U.S. Dollars ($)

Interest Payment Dates:

Interest will be paid on the Maturity Date and semiannually on May 15 and November 15 of each year, commencing on May 15, 2006, provided that if any such day is not a Business Day, the payment will be made on the next Business Day unadjusted.

Accrual of Interest:

Interest payments will include the amount of interest accrued from and including the most recent Interest Payment Date to which interest has been paid (or from and including the Original Issue Date) to, but excluding, the applicable Interest Payment Date.

Minimum Denomination:	Minimum denominations of $1,000 and integral multiples of $1,000.

Other Provisions:

“Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation (including any executive order) to close in the City of New York.

Optional Redemption:	MWC + 20bp

Underwriters:	Citigroup Global Markets Inc.	$99,688,000	(36.25%)
	Goldman, Sachs & Co.	$99,687,000	(36.25%)

Comanagers:	BNY Capital Markets, Inc.	$7,563,000	(2.75%)
	Deutsche Bank Securities Inc.	$7,563,000	(2.75%)
	ING Financial Markets LLC	$7,563,000	(2.75%)
	J.P. Morgan Securities Inc.	$7,563,000	(2.75%)
	Key Banc Capital Market, a Division of McDonald Investments Inc.	$7,563,000	(2.75%)
	PNC Capital Markets, LLC	$7,562,000	(2.75%)
	Scotia Capital (USA) Inc.	$7,562,000	(2.75%)
	UBS Securities LLC	$7,562,000	(2.75%)
	Wachovia Capital Markets, LLC	$7,562,000	(2.75%)
	Wells Fargo Securities, LLC	$7,562,000	(2.75%)

CUSIP:	75621L AK 0

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.